Exhibit 10.1

NEWMARKET CORPORATION

Stock Award Agreement

THIS AGREEMENT dated as of the 20th day of October 2010, between NEWMARKET CORPORATION, a Virginia corporation (the “Corporation”), and                              (“Participant”), is made pursuant and subject to the provisions of the NewMarket Corporation 2004 Stock Incentive Plan (the “Plan”). All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock. Pursuant to the Plan, the Corporation, on November 15, 2010 (the “Award Date”), grants to Participant an Award of Common Stock (the “Stock”), which is the number of whole shares of Common Stock when multiplied by the Fair Market Value of Common Stock on the Award Date equals, but does not exceed, $         . This Award of Stock is subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein.

2. Vesting. Participant’s interest in the Stock shall be transferable (subject to paragraph 3, below) and nonforfeitable as of the Award Date.

3. Shareholder Rights. Participant will have all the rights of a shareholder of the Corporation with respect to the Stock, including the right to receive dividends on and to vote the Stock; provided, however, that except in the case of Participant’s death, Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Stock prior to the first anniversary of the Award Date (the “Holding Period”). If Participant dies prior to the expiration of the Holding Period, the Stock may be sold or transferred by Participant’s executor, administrator, or person to whom the Stock passes pursuant to the laws of descent and distribution.

4. Restriction on Transfer. The Corporation’s transfer agent will hold the stock in a book entry account for the benefit of the Participant. The terms of such account shall restrict the transferability of shares held in the account until the first anniversary of the Award Date at which time the Corporation shall instruct the transfer agent to remove the restrictions.

5. Fractional Shares. Fractional shares of Common Stock shall not be issuable hereunder, and when any provision hereof or the Plan may entitle Participant to a fractional share, such fraction shall be disregarded.

6. Taxes. The Corporation shall retain and withhold from this award of Stock, the amount of taxes required by any government to be withheld to satisfy minimum statutory withholding obligations with respect to such Award. The Corporation shall retain and withhold a number of shares of the Stock having a Fair Market Value as of the Award Date that is not less than the amount of such taxes, and the Corporation shall cancel in whole or in part any such shares so withheld, in order to satisfy the Corporation’s withholding obligations.

7. No Right to Continued Employment. This Agreement does not confer upon Participant any right with respect to continued employment by the Corporation, nor shall it interfere in any way with the right of the Corporation to terminate Participant’s employment at any time.

8. Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Virginia.

9. Conflicts. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall govern.

10. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

11. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of the Participant and the successors of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be signed on its behalf, and the Participant has affixed his signature hereto.

NEWMARKET CORPORATION

By

(Printed Name)

PARTICIPANT

By

(Printed Name)

Date

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